Exhibit 99.1

News Release

MODUSLINK GLOBAL SOLUTIONS REPORTS FINANCIAL

RESULTS FOR THIRD QUARTER OF FISCAL 2013

WALTHAM, Mass., – June 10, 2013 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for its third quarter of fiscal year 2013 ended April 30, 2013. A quarterly report on Form 10-Q for the period can be accessed through www.moduslink.com.

Financial Summary

•	Net revenue of $173.0 million, comparable to $173.6 million in the third quarter of fiscal 2012

•	Gross margin, as a percentage of revenue, of 8.9%, compared to 9.2% in the third quarter of fiscal 2012

•	SG&A expenses of $19.3 million, a 13.9% decline compared to $22.4 million in the same quarter of the previous year

•	Operating loss of $6.8 million, compared to operating loss of $7.9 million in the third quarter of fiscal 2012

•	Non-GAAP operating income of $0.4 million, compared to non-GAAP operating loss of $2.6 million in the third quarter of fiscal 2012

•	Working capital of $120.2 million, compared to $113.5 million at July 31, 2012

Consolidated Financial Results

For the third quarter of fiscal 2013, ModusLink reported net revenue of $173.0 million, comparable to net revenue of $173.6 million reported in the third quarter of fiscal 2012. Revenue results for the third quarter of fiscal 2013 reflect growth from a program for a consumer electronics client and a consumer products client, as well as the negative effects of lower unit volumes from certain client programs related to the personal computer market.

Revenue from new programs in the third quarter of fiscal 2013 was $23.8 million, compared to $21.1 million in the same period last year, an increase of 12.8%. Driving the increase was the engagement with the consumer electronics client, which commenced several new programs in recent quarters and contributed to revenue in all regions. (1)

Gross profit was $15.4 million, or 8.9% of revenue, in the third quarter of fiscal 2013, compared to $15.9 million, or 9.2% of revenue, in the third quarter of fiscal 2012. The decrease in gross margin was primarily due to unfavorable revenue mix, partially offset by favorable effects of the Company’s cost reduction actions.

Selling, general and administrative expenses (SG&A) for the third quarter of fiscal 2013 declined 13.9% to $19.3 million, compared to $22.4 million in the same quarter of fiscal 2012. The reduction was primarily due to cost reduction actions taken by the Company.

Restructuring expenses for the third quarter of fiscal 2013 were $2.6 million. The restructuring expenses primarily related to cost reduction actions and included employee severance costs, mainly from actions taken in Europe. Since the beginning of fiscal 2013, ModusLink has reduced its global workforce by approximately 13%, which includes the effects of the sale of the Tech for Less business.

Operating loss for the third quarter of fiscal 2013 was $6.8 million, compared to operating loss of $7.9 million in the third quarter of fiscal 2012.

Other expense for the third quarter of fiscal 2013 was $1.1 million, compared to other income of $3.8 million in the third quarter of fiscal 2012. Other expense for the third quarter of fiscal 2013 was comprised primarily of losses associated with the Company’s @Ventures portfolio and foreign exchange transaction losses. Other income for the third quarter of the previous year included a $2.8 million impairment charge associated with the Company’s @Ventures portfolio, which was offset by a gain of $7.5 million as a result of the extinguishment of accrued pricing liabilities.

Net loss from continuing operations for the third quarter of fiscal 2013 was $8.2 million, or ($0.17) per share, compared to net loss from continuing operations of $2.9 million, or ($0.07) per share, for the third quarter of fiscal 2012.

Including results from discontinued operations, net loss for the third quarter of fiscal 2013 was $8.3 million, or ($0.17) per share, compared to net loss of $6.1 million, or ($0.14) per share, for the same period in fiscal 2012.

Excluding net charges related to depreciation, amortization of intangible assets, impairment of goodwill and long-lived assets, share-based compensation, and restructuring, the Company reported non-GAAP operating income of $0.4 million for the third quarter of fiscal 2013, compared to a non-GAAP operating loss of $2.6 million for the same period in fiscal 2012.

The Company had working capital of $120.2 million as of April 30, 2013, compared to $113.5 million at July 31, 2012. Included in working capital as of April 30, 2013 were cash, cash equivalents and marketable securities totaling $71.2 million, compared to $52.5 million at July 31, 2012. The increase in cash, cash equivalents and marketable securities was primarily due to the previously announced Steel Partners Holdings L.P. investment of $30 million to acquire 7.5 million newly issued shares of common stock. The Company concluded the quarter with no outstanding bank debt.

Inventory ended the third quarter of fiscal 2013 at $70.3 million, down 13 days from the same period last year to 37 days. Accounts receivable was $151.7 million, down 5 days from the same period last year to 73 days, and accounts payable ended the third quarter at $112.4 million, down 13 days from the same period last year to 59 days. The Company’s cash conversion cycle improved by 5 days from the same period in fiscal 2012 to 51 days.

For the third quarter of fiscal 2013, net cash used in operating activities of continuing operations was $4.9 million, compared to $11.6 million in the same period in fiscal 2012.

As previously reported, the Company sold its Tech for Less (“TFL”) operations on January 11, 2013. Therefore revenue and results from continuing operations exclude the results of TFL, which have been reclassified to discontinued operations in the Company’s statements of operations for all periods.

About ModusLink Global Solutions

ModusLink Global Solutions Inc. (NASDAQ: MLNK) executes comprehensive supply chain and logistics services that improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software and retail. The Company’s operating infrastructure annually supports more than $80 billion of its clients’ revenue and manages approximately 451 million product shipments through more than 25 sites across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

(1)	New programs defined as client programs that have been executed for fewer than 12 months. Base business defined as client programs that have been executed for 12 months or more.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful, supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and share-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy, including its cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; uncertainties and volatility relating to global economic conditions, especially in the technology sector; unanticipated declines in, or failure to achieve the anticipated levels of, the demand for our clients’ products; potential strains on managerial and operational resources resulting from expanded operations; failure to realize expected benefits of restructuring and cost-cutting actions; inability to expand operations in accordance with the Company’s business strategy; insufficient cash balances that could prevent the Company from meeting business or investment goals; difficulties integrating technologies, operations and personnel in accordance with the Company’s business strategy; customer losses; demand variability in supply chain management clients, to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; risks inherent with conducting international operations; changes in tax rates in jurisdictions where profits are determined to be earned and taxed; changes in estimates of tax credits, benefits and deductions; unfavorable resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; adverse conditions in the mergers and acquisitions or IPO markets, which could prevent liquidity for securities in the Company’s venture capital portfolio; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Robert Joyce

781-663-5120

ir@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 30,	July 31,	April 30,
	2013	2012	2012
Assets:
Cash and cash equivalents	$71,176	$52,369	$78,450
Available-for-sale securities	51	131	132
Trade accounts receivable, net	151,660	148,931	163,824
Inventories, net	70,331	83,990	93,653
Prepaid and other current assets	10,796	10,466	9,250
Current assets of discontinued operations	200	—	—

Total current assets	304,214	295,887	345,309

Property and equipment, net	35,329	40,772	42,648
Investments in affiliates	9,326	10,803	10,796
Goodwill	3,058	3,058	3,058
Intangible assets, net	2,045	2,897	3,182
Other assets	6,991	5,465	10,081

	$360,963	$358,882	$415,074

Liabilities:
Current portion of capital lease obligations	$64	$73	79
Accounts payable	112,417	110,520	135,775
Current portion of accrued restructuring	3,347	1,724	1,721
Accrued expenses	39,328	41,753	40,037
Other current liabilities	27,885	26,778	31,735
Current liabilities of discontinued operations	987	1,528	1,485

Total current liabilities	184,028	182,376	210,832

Long-term portion of accrued restructuring	—	—	98
Long-term portion of capital leases obligations	44	69	87
Other long-term liabilities	9,761	11,012	11,107
Non-current liabilities of discontinued operations	—	293	673

	9,805	11,374	11,965
Stockholders’ equity	167,130	165,132	192,277

	$360,963	$358,882	$415,074

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	April 30,			April 30,
	2013	2012	Fav (Unfav)	2013	2012	Fav (Unfav)
Net revenue	$173,016	$173,553	(0.3%)	$573,503	$540,818	6.0%
Cost of revenue	157,641	157,625	(0.0%)	519,226	483,709	(7.3%)

Gross margin	15,375	15,928	(3.5%)	54,277	57,109	(5.0%)

	8.9%	9.2%	(0.3%)	9.5%	10.6%	(1.1%)
Operating expenses:
Selling, general and administrative	19,287	22,407	13.9%	67,149	66,737	(0.6%)
Amortization of intangible assets	283	285	0.7%	852	855	0.4%
Impairment of long-lived assets	—	1,128	100.0%	—	1,128	100.0%
Restructuring, net	2,565	(22)	(11759.1%)	8,833	5,197	(70.0%)

Total operating expenses	22,135	23,798	7.0%	76,834	73,917	(3.9%)

Operating loss	(6,760)	(7,870)	14.1%	(22,557)	(16,808)	(34.2%)

Other income (expense)	(1,095)	3,753	(129.2%)	(5,963)	5,143	(215.9%)

Loss from continuing operations before taxes	(7,855)	(4,117)	(90.8%)	(28,520)	(11,665)	(144.5%)
Income tax expense (benefit)	392	(1,202)	132.6%	1,975	1,050	(88.1%)

Loss from continuing operations	(8,247)	(2,915)	(182.9%)	(30,495)	(12,715)	(139.8%)

Discontinued operations, net of income taxes:
Loss from discontinued operations	(59)	(3,221)	98.2%	(1,019)	(5,154)	80.2%

Net loss	$(8,306)	$(6,136)	(35.4%)	$(31,514)	$(17,869)	(76.4%)

Basic and diluted loss per share:
Loss from continuing operations	$(0.17)	$(0.07)	(158.6%)	$(0.68)	$(0.29)	(131.8%)

Loss from discontinued operations	(0.00)	(0.07)	98.2%	(0.02)	(0.12)	80.9%

Net loss	$(0.17)	$(0.14)	(26.9%)	$(0.70)	$(0.41)	(70.5%)

Shares used in computing basic earnings (loss) per share	47,968	43,844		45,046	43,546

Shares used in computing diluted earnings (loss) per share	47,968	43,844		45,046	43,546

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended		Nine months ended
	April 30,	April 30,	April 30,	April 30,
	2013	2012	2013	2012
Net revenue:

Americas	$64,496	$58,825	$196,137	$187,835
Asia	48,133	56,642	164,864	168,506
Europe	51,952	50,706	188,700	159,020
All other	8,435	7,380	23,802	25,457

	$173,016	$173,553	$573,503	$540,818

Operating income (loss):

Americas	$679	$(3,112)	$(1,820)	$(6,260)
Asia	3,614	4,671	16,379	18,216
Europe	(5,868)	(4,222)	(13,579)	(12,983)
All other	301	(498)	(256)	378

	(1,274)	(3,161)	724	(649)
Other reconciling items	(5,486)	(4,709)	(23,281)	(16,159)

	$(6,760)	$(7,870)	$(22,557)	$(16,808)

Non-GAAP operating income (loss):

Americas	$1,856	$(2,004)	$2,916	$(1,907)
Asia	4,745	5,785	21,756	22,355
Europe	(2,309)	(1,966)	(5,494)	(4,412)
All other	758	27	1,889	1,850

	5,050	1,842	21,067	17,886
Other reconciling items	(4,675)	(4,452)	(21,887)	(14,543)

	$375	$(2,610)	$(820)	$3,343

Note: The Company defines non-GAAP operating income (loss) as total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets, impairment of goodwill and long-lived assets, share-based compensation, and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME (LOSS) TO GAAP OPERATING LOSS AND NET LOSS

NON-GAAP Operating income (loss)	$375	$(2,610)	$(820)	$3,343

Adjustments:
Depreciation	(3,362)	(3,341)	(10,211)	(10,564)
Amortization of intangible assets	(283)	(285)	(852)	(855)
Impairment of long-lived assets	—	(1,128)	—	(1,128)
Share-based compensation	(925)	(528)	(1,841)	(2,407)
Restructuring, net	(2,565)	22	(8,833)	(5,197)

GAAP Operating loss	$(6,760)	$(7,870)	$(22,557)	$(16,808)

Other income (expense), net	(1,095)	3,753	(5,963)	5,143
Income tax (expense) benefit	(392)	1,202	(1,975)	(1,050)
Loss from discontinued operations	(59)	(3,221)	(1,019)	(5,154)

Net loss	$(8,306)	$(6,136)	$(31,514)	$(17,869)